Exhibit 21.1

Present Subsidiaries

Entity Name:	State or Jurisdiction Of Incorporation	Percentage of Voting Securities Owned
Teradyne Benelux, Inc.	Delaware	100%
Teradyne Canada Limited	Canada	100%
Teradyne (Shanghai) Co., Ltd	Peoples Republic of China	100%
Teradyne de Costa Rica S.A.	Costa Rica	100%
Teradyne Diagnostic Solutions Holdings Ltd.	United Kingdom	100%
Teradyne Diagnostic Solutions Ltd.	United Kingdom	100%
Teradyne Diagnostic Solutions Inc.	Delaware	100%*
Teradyne Diagnostic Solutions GmbH	Germany	100%*
Teradyne GmbH	Germany	100%
Teradyne Holdings Limited	United Kingdom	100%
Teradyne Limited	United Kingdom	100%*
Teradyne Assembly Holdings Ltd.	United Kingdom	100%*
Teradyne Assembly Limited	United Kingdom	100%*
Aegis Properties Limited	United Kingdom	100%*
Teradyne Hong Kong Ltd.	Delaware	100%
Teradyne Italia SrL	Italy	100%
Teradyne Japan Ltd.	Delaware	100%
Teradyne K.K.	Japan	100%*
Teradyne Asia Pte., Ltd.	Singapore	100%
Teradyne Korea Ltd.	Delaware	100%
Teradyne Malaysia, Ltd	Delaware	100%
Teradyne de Mexico S.A. de C.V.	Mexico	100%
Teradyne Netherlands Ltd.	Delaware	100%
Teradyne Philippines Limited	Delaware	100%
Teradyne STD Korea Ltd.	Korea	100%
Teradyne SAS	France	100%
Teradyne Taiwan Ltd.	Delaware	100%
Teradyne Thailand Ltd.	Delaware	100%
GenRad, Inc.	Massachusetts	100%
GenRad A.B.	Sweden	100%*
GenRad Holdings Limited	United Kingdom	100%*
GenRad Europe Limited	United Kingdom	100%*
Mitron Europe Limited	United Kingdom	100%*
Herco Technology Corp.	California	100%
P.L.S.T., Inc. (f/k/a Perception Laminates, Inc.)	California	100%
Teradyne (Sweden) AB	Sweden	100%

*	Indirect subsidiaries whose voting securities are 100% controlled by Teradyne, Inc.